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[LOGO]                                             The Brink's Company
                                                   1801 Bayberry Court
                                                   P.O. Box 18100
PRESS RELEASE                                      Richmond, VA 23226-8100 USA
                                                   Tel. 804.289.9600
                                                   Fax 804.289.9758

Contact:                                           FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

           Brink's, Incorporated Agrees to Acquire Security Operations
                        in Luxembourg and United Kingdom


RICHMOND, Va., (February 3, 2005) - The Brink's Company (NYSE: BCO), announced the signing of definitive agreements by subsidiaries of Brink's, Incorporated to purchase certain security services operations from affiliates of Group 4 Securicor.

     The agreements call for subsidiaries of Brink's, Incorporated to purchase two entities for an aggregate price of 29.5 million euros: Securicor Luxembourg S.A., a provider of manned guarding, alarm monitoring and response, and cash transportation/processing services in Luxembourg, and Group 4 Falck Cash Services UK Limited, a provider of cash-in-transit and cash processing services to the financial and retail sectors in Scotland and northwest England. The agreements are subject to customary closing conditions and review and approval by the European Commission.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, a global leader in security services, and the premier provider of secure transportation and technology-enabled logistics solutions to banks, retailers, governments, mints, diamantaires and jewelers in more than 50 countries as well as guarding services in Europe; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.



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